UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2014

OCEAN POWER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1590 Reed Road Pennington, NJ	08534
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 730-0400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 18, 2014, David R. Heinz, age 57, was promoted to the position of Chief Operating Officer of Ocean Power Technologies, Inc. (the “Company”). Mr. Heinz had previously held the position of Vice President, Autonomous Power since joining the Company on January 13, 2014.

Prior to joining the Company, from September 2010 to October 2012, Mr. Heinz led a group of engineering, sales and manufacturing teams at iRobot Corporation, specializing in underwater autonomous vehicles, resulting in the development of new products and markets and significantly increasing sales. His role included development and implementation of business strategies for new sensors and products for oil and gas exploration. Previously, Mr. Heinz had a distinguished career in the United States Marine Corps (“USMC”), attaining the rank of Major General prior to his retirement in 2010. His military career included running large acquisition programs, oversight of worldwide military operations, and tours with aviation squadrons in combat situations. Mr. Heinz is a distinguished graduate of the US Naval Test Pilot School and was selected by the USMC as a NASA Astronaut candidate. His military decorations include the Defense Superior Service Medal, Legion of Merit, Meritorious Service Medal and Air Medal. Mr. Heinz earned a BS degree in Systems Engineering at the US Naval Academy, a Masters of Science degree in Computer Science from Florida Institute of Technology, and a Master of Arts degree in National Security and Strategic Studies from the Naval Warfare College. He currently serves as a board member of one company in the advanced material sector and had previously served as a board member in the aircraft servicing sector. He is also a registered investment advisor associate.

Mr. Heinz’s employment is governed by the letter agreement dated December 30, 2013 (the “Agreement”) entered into in connection with his arrival at the Company. Mr. Heinz’s base salary under the Agreement is $290,000, which in connection with his promotion was increased to $306,432 as of June 17, 2014 (“Base Salary”). Mr. Heinz is eligible to receive a performance bonus of up to 35% of his Base Salary, with a maximum upside payment of 150% of that target. Under the Agreement, Mr. Heinz also received grants of 35,000 shares of restricted stock and options to purchase 60,000 shares of the Company’s common stock, both subject to the terms of the Company’s 2006 Stock Incentive Plan, as amended to date. The option grant vests as follows: 15,000 options vested upon grant and the remaining 45,000 options vest in equal installments on June 19, 2014, 2015 and 2016, based on attainment of performance goals. The restricted stock grant vests as follows: 15,000 shares vested upon grant and the remaining 20,000 shares vest in equal installments on June 19, 2014, 2015, and 2016, based on attainment of performance goals. The performance goals for each type of award were partially met for the first installment that vested on June 19, 2014 which resulted in partial vesting of that portion of the award.

The Agreement also provides for severance in the event that Mr. Heinz terminates his employment with the Company for “Good Reason” or Mr. Heinz’s employment is terminated by the Company other than for “Cause” (each as defined in the Agreement) or the inability of Mr. Heinz to perform required services as a result of physical or mental incapacitation. If such termination occurs after 180 days of employment Mr. Heinz will receive three months of Base Salary. If such termination occurs after 360 days of employment Mr. Heinz will receive six months of Base Salary. If such termination occurs after 720 days of employment Mr. Heinz will receive 12 months of Base Salary. The Company will also reimburse Mr. Heinz for up to $40,000 of his eligible relocation costs. In the event Mr. Heinz terminates his employment with the Company other than for Good Reason, or if the Company terminates his employment for Cause prior to his one year anniversary, he would be required to repay 100% of the relocation reimbursement. After Mr. Heinz’s one year anniversary, but before his two year anniversary, he would be required repay 50% of the relocation reimbursement.

Mr. Heinz also agreed to covenants regarding confidential information and ownership of intellectual property that the Company believes are customary, as well as non-competition and non-solicitation covenants that generally restrict his ability to compete with the Company or solicit its employees or customers for one year following the termination of his employment.

There is no arrangement or understanding between Mr. Heinz and any other person(s) pursuant to which he was selected as Chief Operating Officer. Mr. Heinz does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Other than his employment relationship, Mr. Heinz does not have a direct or indirect material interest in any transaction in which the Company is a participant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN POWER TECHNOLOGIES, INC.

Date: June 24, 2014	By:	/s/ MARK A. FEATHERSTONE
Mark A. Featherstone
Chief Financial Officer